SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     April 28, 2011

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954) 917-6655
(Registrant's Telephone Number, Including Area Code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02       Unregistered Sales of Equity Securities

During 2008 we received an aggregate of $1.0 million from seven accredited individuals and other entities (the “Investors”), under a software and equipment financing arrangement. This included $50,000 received on July 8, 2008 from CCJ Trust (“CCJ”). CCJ is a trust for the adult children of Mr. Charles Johnston, one of our directors, and he disclaims any beneficial ownership interest in CCJ.

We issued notes (the “Equipment Notes”) to those Investors, which mature on June 3, 2011 and are collateralized by specifically designated software and equipment owned by us with a cost basis of approximately $1.5 million, as well as a subordinated lien on certain other of our assets to the extent that the designated software and equipment, or other software and equipment added to the collateral at a later date, is not considered sufficient security for the loan. The Equipment Notes may be converted to restricted ONSM common shares at any time prior to their maturity date, at the Investors’ option, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date of conversion, but in no event may the conversion price be less than $4.80 per share, subject to the amendments discussed below. Additional information about the original transaction was included in an 8-K filed by us with the SEC on June 6, 2008.

 On April 4, 2011 we agreed to amend certain of the Equipment Notes, including the note held by CCJ, to allow the conversion of a portion, equivalent to 25% of the original note amount, of the outstanding balance of those certain notes, using a conversion price of $1.20 per share. As a result of these amendments, we agreed to issue an aggregate of 177,086 unregistered common shares related to the conversion of $212,500 of the principal outstanding under the Equipment Notes, plus another 28,810 unregistered common shares related to $24,986 interest due for the period from November 1, 2010 through March 31, 2011 on certain of those Equipment Notes.

On April 28, 2011 we agreed to amend another one of the Equipment Notes, to allow the conversion of a portion, equivalent to 25% of the original note amount, of the outstanding balance of that note, using a conversion price of $1.20 per share. As a result of this amendment, we agreed to issue an aggregate of 10,417 unregistered common shares related to the conversion of $12,500 of the principal outstanding under the Equipment Notes.

On April 28, 2011 we agreed to amend certain of the Equipment Notes, including the note held by CCJ, to allow the conversion of a portion, equivalent to 25% of the original note amount, of the outstanding balance of those certain notes, using a conversion price of $1.00 per share. As a result of these amendments, we agreed to issue an aggregate of 225,000 unregistered common shares related to the conversion of $225,000 of the principal outstanding under the Equipment Notes.

All of the above financing transaction securities were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on exemptions therefrom as provided by Section 4(2) and Regulation D of the Securities Act of 1933, for securities issued in private transactions to accredited investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

May 4, 2011	By: /s/ Robert E. Tomlinson Robert E. Tomlinson, CFO